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EXHIBIT (23)


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement of AT&T Corp. on Form S-8 (Registration #33-42917) of the NCR Corporation Savings Plan of our report, dated April 7, 1994, on our audit of the financial statements of the AT&T Global Information Solutions Company Savings Plan (formerly the NCR Corporation Savings Plan) at December 31, 1993 and 1992 and November 30, 1992 and for the year ended December 31, 1993 and the one month period ended December 31, 1992, and the supplemental schedules at December 31, 1993 and for the year then ended, which report is included in this Annual Report on Form 11-K.


Coopers & Lybrand
Dayton, Ohio
April 21, 1994